Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LESCO, Inc.

     We consent to the incorporation by reference in the Registration Statement (File No. 33-38118) on Form S-8 of LESCO, Inc. of our report dated June 21, 2004 relating to the statement of net assets available for plan benefits of the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust as of December 31, 2003 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003 and supplemental schedule, which appears in the December 31, 2003 annual report on Form 11-K of LESCO, Inc.

/s/ KPMG LLP

Cleveland, Ohio
June 24, 2004

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